Yissum Research Development Company
of the Hebrew University of Jerusalem HI
 Tech Park, Edmond J. Safra Campus
Givat Ram, PO Box 3S13S Jerusalem
91390, Israel

Re: Agreement for the Rendering of Services Between Morria and Yissum

1.	Morria Biopharmaceuticals, 53 Davies Street Mayfair London W1K5JH, (hereinafter "the Company") hereby requests that the following laboratory services as set forth in Appendix A attached hereto performed via Yissum. As detailed in the addendum to this document which constitutes an inseparable part of the Agreement (hereinafter "Services").

2.	The Services are to be performed in accordance with, the time schedule enclosed with this letter, which shall be understood as an integral part of this document

3.	The Services will be performed by or under the control and supervision of Dr. Saul Yedgar (hereinafter "the Researcher"). Yissum and Researcher agree to provide such Services. Researcher shall not and will not co-mingle any funds, data, information, results and/or materials, resulting from a grant from another party, entity or person with the funds, data, information, results and/or materials resulting from the grant of Morria provided in Paragraph 5 below.

4.	The scientific report and all reports, information, data, materials, and methods that will be generated as a result of the Services rendered will be presented directly to the Company at the earliest possible date by Dr. Yedgar

5.	In consideration for provision of the Services, the Company shall be obligated to pay the total sum of up to USD 90,000, to Yissum, which shall be paid on the following dates; .

i. USD 40,000. - within one month of signing this contract

ii. USD 30,000. - by November 1st, 2005

iii. USD 20,000 - 20,000.׳ an February 1st, 2006

So as to remove all doubt, the Company hereby states that Yissum is not expected to present any financial report and that the expenses incurred in rendering the Services shall be Yissum's responsibility alone.

6.	Any compositions, data, intellectual property, inventions, information, improvements, know-how, materials, methods, patents, patent applications, processes, results, and/or technology that are conceived and/or developed, result from, or arise under the Services ("Service Agreement Results") shall be owned by Yissum, Yissum hereby grants the Company a worldwide exclusive, license and right, to the Service Agreement Results, with the right to sublicense, under the same terms and conditions as set forth, in the Exclusive License Agreement between the parties dated the 27lh day of November 2002 (the "Exclusive License Agreement"), and to make, have made, use, have used, sell, have sold, import, license, and distribute any product resulting from the Service Agreement Results covered by a Valid Claim (as defined in the License Agreement).

7.	All terms and conditions of the Exclusive License Agreement shall apply to this Agreement, and the exclusive license of the Service Agreement Results in Paragraph 6.
8.	So as to remove all doubt, the Company hereby states that Yissum's and/or the Company's relationship with the Researchers shall not be that of employer-employee, but that of requester-independent contractor.

9.	In all cases in which a dispute shall arise between the Company and Yissum regarding the Services, a single arbitrator shall be chosen with the agreement of both sides and shall be called upon to decide, and if such an agreement is not achieved, an arbitrator shall be appointed at the request of either party by the President of the Bar Association, Jerusalem branch.

10.	The Company shall not make any use of any kind of the name of the Researcher(s) or Yissum or the Hebrew University without the prior written consent of Yissum, which shall not be unreasonably withheld.

11.	Signature by an authorized representative of Yissum on this copy of the document shall constitute Yissum's approval and agreement to all that is written herein.

Yissum hereby agrees and approves:

Name: /s/ AVI BARAK /s/REUVEN RON	Date: June 20, 2005
Title:
Yissum Research Development Company
of the Hebrew University of Jerusalem

Morria Biopharmaceuticals, Plc.
/s/ YUVAL COHEN
Yuval Cohen	June 9th 2005
Managing Director

Researcher's Agreement:

I the undersigned, Prof. Saul Yedgar, of the Hebrew University, have reviewed, am familiar with and agree to all of the above terms and conditions, thereby undertake to fully cooperate with Yissum in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

/s/ Saul Yedgar
Date signed; June 9, 2005